ETFis Series Trust I 485BPOS

Exhibit 99.(g)(1)(a)

SCHEDULE II

TO THE CUSTODY AGREEMENT, dated as of December 6, 2013 between ETFIS SERIES TRUST I (the “Trust”) and The Bank of New York Mellon (“Custodian”). AS REVISED JULY 20, 2020.

SERIES

INFRACAP MLP ETF

VIRTUS LIFESCI BIOTECH CLINICAL TRIALS ETF

VIRTUS LIFESCI BIOTECH PRODUCTS ETF

INFRACAP REIT PREFERRED ETF

VIRTUS NEWFLEET MULTI-SECTOR BOND ETF

VIRTUS REAVES UTILITIES ETF

VIRTUS WMC INTERNATIONAL DIVIDEND ETF

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF

VIRTUS WMC RISK-MANAGED ALTERNATIVE EQUITY ETF

VIRTUS PRIVATE CREDIT STRATEGY ETF

VIRTUS REAL ASSET INCOME ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. As of July 20, 2020.

ETFIS SERIES TRUST I
On behalf of each Series identified on Schedule II attached to the Agreement

By:

Name:

Title:

THE BANK OF NEW YORK MELLON

By:

Name:

Title: